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                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in this Post-Effective Amendment No. 2 to the Registration Statement on Form N-2 (File No. 33-73384) under the Securities Act of 1933 of Dimensional Emerging Markets Fund Inc. of our report dated January 19, 1996 on our audit of the financial statements and financial highlights of Dimensional Emerging Markets Fund Inc. as of November 30, 1995 and for the year then ended.

We also consent to the reference to our Firm under the captions "Independent Accountants" and "Financial Statements and Experts" in the registration statement.


/s/ Coopers & Lybrand L.L.P.

COOPERS & LYBRAND L.L.P.


2400 Eleven Penn Center
Philadelphia, Pennsylvania
March 15, 1996